Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 23, 2011

Board of Directors

VIVUS, Inc.

1172 Castro Street

Mountain View, CA 94040

Ladies and Gentlemen:

We are acting as counsel to VIVUS, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3ASR (Registration No. 333-161948)(the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated September 16, 2009 (the “Base Prospectus”), and the prospectus supplement dated August 23, 2011 relating to the Shares (as defined below) filed with the Commission pursuant to rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), relating to the proposed public offering of up to 6,889,098 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), all of which shares are to be sold by the Company.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and Prospectus.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon issuance and delivery thereof in the manner contemplated by the Registration Statement and the Prospectus and pursuant to the terms of the Securities Purchase Agreement, and upon receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K dated as of the date hereof filed by the Company.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN LOVELLS US LLP